UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 2, 2009
Date of Report (Date of earliest event reported)

POWER AIR CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	000-51256	Not applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4777 Bennett Drive, Suite E, Livermore, California	94551
(Address of principal executive offices)	(Zip Code)

(925) 960-8777
Registrant's telephone number, including area code

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 2, 2009, the Board of Directors of Power Air Corporation (the "Company") accepted the resignations of each of H. Dean Haley, as the Executive Chairman and Chief Operating Officer of the Company, and Minnie Wright, as the Secretary, Treasurer and Chief Financial Officer of the Company. On the same date the Board of Directors of the Company approved the termination of Don Ceci as the Company's President and Chief Executive Officer. Messrs. Haley and Ceci continue to serve as Directors of the Company.

In connection with these matters, on the same date the Board of Directors of the Company ratified the termination of certain existing consulting/employment arrangements with each of Messrs. Haley and Ceci relating to their provision for services previously provided to the Company.

Also on April 2, 2009, the Board of Directors of the Company accepted the consent of Hak Jin Kim to serve as President, Secretary, Chief Executive Officer and Chief Financial Officer of the Company and as a Director of the Company.

Mr. Kim, 46 years old, has operated a consulting company in the area of technology, alternative energies, trading and investment, primarily with Korean companies, since 1985. In addition, since March 2009, Mr. Kim has served as the Director of Global Business Affairs of H-Plus Holdings Ltd., a major Company shareholder. Mr. Kim is not a director or officer of any other reporting company.

As a result of the Board of Director's acceptance of the changes set forth above, the Company's current officers and directors are as follows:

Name	Position
Hak Jin Kim	President, Secretary, Chief Executive Officer, Chief Financial Officer and a Director
H. Dean Haley	Director
Paul D. Brock	Director
Stephen Harrison	Director
Don Ceci	Director
William Potter	Director
Jahong Hur	Director
Joon Soo Shin	Director

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POWER AIR CORPORATION
Date: April 7, 2009.	s/s: "Hak Jin Kim" ____________________________ Name: Hak Jin Kim Title: President, Secretary, CEO and CFO

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